                            ARTICLES OF INCORPORATION

                                       OF

                COHEN & STEERS INSTITUTIONAL REALTY SHARES, INC.


         FIRST:   (1) The name of the incorporator is Lawrence B. Stoller.

                  (2) The incorporator's post office address is 757 Third Avenue, New York, New York 10017.

                  (3) The incorporator is over eighteen years of age.

                  (4) The incorporator is forming the corporation named in these Articles of Incorporation under the general laws of the State of Maryland.

         SECOND: The name of the corporation (hereinafter called the "Corporation") is Cohen & Steers Institutional Realty Shares, Inc.

         THIRD:   (1) The purpose for which the Corporation is formed is to
conduct, operate and carry on the business of an investment company registered under the Investment Company Act of 1940.

                  (2) The Corporation may engage in any other business and shall have all powers conferred upon or permitted to corporations by the Maryland General Corporation Law.

         FOURTH: The post office address of the principal office of the Corporation within the State of Maryland is 300 East Lombard Street, Baltimore, Maryland 21202 in care of The Corporation Trust, Incorporated; and the resident agent of the Corporation in the State of Maryland is The Corporation Trust, Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202.

         FIFTH:   (1) The total number of shares of stock of all classes which the Corporation shall have authority to issue is one hundred million (100,000,000), all of which shall be Common Stock having a par value of one-tenth of one cent ($.001) per share and an aggregate par value of one hundred thousand dollars ($100,000). Such shares and the holders thereof shall be subject to the following provisions:

                  (a) Each holder of Common Stock may require the Corporation to redeem all or any part of the Common Stock owned by that holder, upon request to the Corporation or its designated agent, at the net asset value of the shares of Common Stock next determined after receipt of the request in a form approved by the Corporation and accompanied by surrender of the certificate or certificates for the shares, if any. The redemption proceeds may be reduced by the amount of any deferred sales charge, redemption fee or other charge imposed by the Board of Directors in accordance with law. The Board of Directors may establish procedures for redemption of Common Stock. The right of a holder of Common Stock redeemed by the Corporation to receive dividends thereon and all other rights with respect to the shares shall terminate at the time as of which the redemption price has been determined, except the right to receive the redemption price and any dividend or distribution to which that holder had become entitled as the record stockholder on the record date for that dividend, and the right to vote the shares to the extent permitted by Maryland law.


                  (b) (i) The term "Minimum Amount" when used herein shall mean five million dollars ($5,000,000) unless otherwise fixed by the Board of Directors from time to time. The Board of Directors may establish differing Minimum Amounts for categories of holders of Common Stock based on such criteria as the Board of Directors may deem appropriate.

                  (ii) If the net asset value of the shares of Common Stock held by a stockholder shall be less than the Minimum Amount then in effect with respect to the category of holders in which the stockholder is included, the Corporation may redeem all of those shares, upon notice given to the holder in accordance with paragraph (iii) of this subsection (b), to the extent that the Corporation may lawfully effect such redemption under the laws of the State of Maryland.

                  (iii) The notice referred to in paragraph (ii) of this subsection (b) shall be in writing personally delivered or deposited in the mail, at least thirty days (or such other number of days as may be specified from time to time by the Board of Directors) prior to such redemption. If mailed, the notice shall be addressed to the stockholder at his post office address as shown on the books of the Corporation, and sent by first class mail, postage prepaid. The price for shares acquired by the Corporation pursuant to this subsection (b) shall be an amount equal to the net asset value of such shares, subject, however, to any deferred sales charge, redemption fee or other charge imposed by the

         Board of Directors in accordance with law.

                  (c) Payment for shares of Common Stock redeemed by the Corporation shall be made by the Corporation within seven business days of such surrender out of the funds legally available therefor, provided that the Corporation may suspend the right of the stockholders to redeem shares of Common Stock and may postpone the right of those holders to receive payment for any shares when permitted or required to do so by applicable statutes or regulations. Payment of the aggregate price of shares surrendered for redemption may be made in cash or, at the option of the Corporation, wholly or partly in such portfolio securities of the Corporation as the Corporation shall select.

                  (d) Shares of Common Stock shall be entitled to dividends or distributions, in cash, in property or in shares of Common Stock of any class, as may be declared from time to time by the Board of Directors, acting in its sole discretion, out of the assets lawfully available therefor. The Board of Directors may provide that dividends shall be payable only with respect to those shares of Common Stock that have been held of record continuously by the stockholder for a specified period, not to exceed 72 hours, prior to the record date of the dividend.

                  (e) Except as hereinafter provided, on each matter submitted to a vote of the stockholders, each holder of Common Stock shall be entitled to one vote for each share standing in his name on the books of the Corporation. All holders of shares of stock shall vote as a single class except with respect to any matter which affects only one or more classes of stock, in which case only the holders of shares of the class or classes affected shall be entitled to vote.

                  (f) The Board of Directors is authorized to classify, reclassify, designate as to series or class, change the designation of, exchange, convert, rename, redeem, purchase or otherwise acquire, hold dispose of, resell, transfer, reissue or cancel (all without the vote or consent of the stockholders of the Corporation), from time to time, any unissued shares of stock of the Corporation, whether now or hereafter authorized, by setting, changing or eliminating the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms and conditions of or rights to require redemption of the stock, and otherwise in any manner and to the extent now or hereafter permitted by Maryland General Corporation Law.

                  (g) The Corporation may issue shares of Common Stock in fractional denominations to the same extent as its whole shares, and shares in fractional denominations shall be shares of stock having proportionately to the respective fractions represented thereby all the rights of whole shares, including without limitation, the right to vote, the right to receive dividends and distributions, and the right to participate upon the liquidation of the Corporation, but excluding any right to receive a stock certificate representing fractional shares.

                  (2) No stockholder shall be entitled to any preemptive right other than as the Board of Directors may establish.


         SIXTH: The number of Directors of the Corporation shall be two. The number of Directors of the Corporation may be changed pursuant to the By-Laws of the Corporation. The names of the initial Directors, each of whom shall serve until the first annual meeting of stockholders or until his successor is duly chosen and qualified, are Robert H. Steers and Martin Cohen.

         SEVENTH: The following provisions are inserted for the purpose of defining, limiting and regulating the powers of the Corporation and of the Board of Directors and stockholders.

                  (a) In addition to its other powers explicitly or implicitly granted under these Articles of incorporation, by law or otherwise, the Board of Directors of the Corporation:

                  (i) is expressly authorized to make, alter, amend or repeal the By-Laws of the Corporation;

                  (ii) may from time to time determine whether, to what extent, at what times and places, and under what conditions and regulations the accounts and books of the Corporation, or any of them, shall be open to the inspection of the stockholders, and no stockholder shall have any right to inspect any account, book or document of the Corporation except as conferred by statute or as authorized by the Board of Directors of the Corporation;

                  (iii) is empowered to authorize, without stockholder approval, the issuance and sale from time to time of shares of stock of the Corporation of any class, and securities convertible into stock of the Corporation of any class, whether now or hereafter authorized for such consideration as the Board may deem advisable;

                  (iv) is authorized to adopt procedures for determination of the net asset value of shares of any class of the Corporation's stock; and

                  (v) is authorized to declare dividends out of funds legally available therefor on shares of each class of stock of the Corporation payable in such amounts and at such times as it determines, including declaration by means of a formula or similar method and including dividends declared or payable more frequently than meetings of the Board of Directors.

                  (b) Notwithstanding any provision of the Maryland General Corporation Law requiring a greater proportion than a majority of the votes of all classes or any class of the Corporation's stock entitled to be cast in order to take or authorize any action, any such action may be taken or authorized upon the concurrence of a majority of the aggregate number of votes entitled to be cast thereon.

                  (c) The presence in person or by proxy of the holders of shares entitled to cast one-third of the votes entitled to be cast shall constitute a quorum at any meeting of the stockholders, except with respect to any matter which, under applicable statutes or regulatory requirements, requires approval by a separate vote of one or more classes of stock, in which case the presence in person or by proxy of the holders of shares entitled to cast one-third of the votes entitled to be cast on the matter shall constitute a quorum.

                  (d) Any determination made in good faith by or pursuant to the direction of the Board of Directors, as to the amount of the assets, debts, obligations, or liabilities of the Corporation, as to the amount of any reserves or charges set up and the propriety thereof, as to the time of or purpose for creating such reserves or charges, as to the use, alteration or cancellation of any reserves or charges (whether or not any debt, obligation, or liability for which such reserves or charges shall have been created shall be then or thereafter required to be paid or discharged), as to the value of or the method of valuing any investment owned or held by the Corporation, as to market value or fair value of any investment or fair value of any other asset of the Corporation, as to the allocation of any asset of the Corporation to a particular class or classes of the Corporation's stock, as to the charging of any liability of the Corporation to a particular class or classes of the Corporation's stock, as to the number of shares of the Corporation outstanding, as to the estimated expense to the Corporation in connection with purchases of its shares, as to the ability to liquidate investments in orderly fashion, or as to any other matters relating to the issue, sale, redemption or other acquisition or disposition of investments or shares of the Corporation, shall be final and conclusive and shall be binding upon the Corporation and all holders of its shares, past, present and future, and shares of the Corporation are issued and sold on the condition and understanding that any and all such determinations shall be binding as aforesaid.


         EIGHTH: (1) To the full extent that limitations on the liability of directors and officers are permitted by the Maryland General Corporation Law, no director or officer of the Corporation shall have any liability to the Corporation or its stockholders for damages. This limitation on liability applies to events occurring at the time a person serves as a director or officer of the Corporation whether or not that person is a director or officer at the time of any proceeding in which liability is asserted.

                  (2) The Corporation shall indemnify and advance expenses to its currently acting and its former directors to the full extent that indemnification of directors is permitted by the Maryland General Corporation Law. The Corporation shall indemnify and advance expenses to it officers to the same extent as its directors and may do so to such further extent as is consistent with law. The Board of Directors may by By-Law, resolution or agreement make further provision for indemnification of directors, officers, employees and agents to the full extent permitted by the Maryland General Corporation Law.

                  (3) No provision of the Article shall be effective to protect or purport to protect any director or officer of the Corporation against any liability to the Corporation or its stockholders to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office.

                  (4) References to the Maryland General Corporation Law in this Article are to that law as from time to time amended. No amendment to the charter of the Corporation shall affect any right of any person under this Article based on any event, omission or proceeding prior to the amendment.

         NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in its Charter in the manner now or hereafter prescribed by the laws of the State of Maryland, including any amendment which alters the contract rights, as expressly set forth in the Charter, of any outstanding stock, and all rights conferred upon stockholders herein are granted subject to this reservation.

         IN WITNESS WHEREOF, the undersigned, being the incorporator of the Corporation, has adopted and signed these Articles of Incorporation and does hereby acknowledge that the adoption and signing are his act.


                                                /s/ Lawrence B. Stoller
                                                --------------------------------
                                                        Lawrence B. Stoller
                                                        Incorporator


Dated: October 12, 1999